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                                                                    Exhibit 12.1

                           R.H. DONNELLEY CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGE

                                                                Pro Forma
                                                               Three Months
                                                              Ended March 31,
                                                            1998           1997
                                                          --------      --------
Income before Taxes                                       $ 20,246      $103,715
Add:
     Portion of rents representative of the
     interest factor                                           764         3,700
     Interest and related debt expenses                     10,239        40,436
                                                          --------      --------
Income before Taxes as adjusted                             31,249       147,851
                                                          ========      ========

Fixed Charges
     Interest and related debt expenses                     10,239        40,436
     Portion of rents representative of the
     interest factor                                           764         3,700
                                                          --------      --------
         Fixed Charges                                    $ 11,003      $ 44,136
                                                          ========      ========
Ratio of earnings to fixed charges                             2.8           3.3